Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters that now or may exist between them, the parties below enter this Agreement and General Release.

1. Parties. The parties to this Agreement are Jonathan R. Wolter, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Mr. Wolter”) and Neurobiological Technologies, Inc. and/or any of its successors, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as “NTI”).

2. Termination of Employment. Mr. Wolter acknowledges and agrees that his employment relationship with NTI will end, effective June 15, 2006 (the “Termination Date”). Mr. Wolter shall continue to receive his current salary and benefits up to and including the Termination Date.

3. Bonus. NTI shall pay Mr. Wolter a bonus equal to $59,896, payable within 30 days after the Termination Date.

4. Computer equipment and cell phone. NTI shall provide to Mr. Wolter the laptop computer, together with the directly-related peripheral devices, and the cell-phone that Mr. Wolter used during his period of employment at NTI.

5. Indemnification Agreement. NTI will indemnify Mr. Wolter and hold him harmless to the fullest extent allowable by law, from any claim, demand or lawsuit, and any associated expenses, where the claim is made by any third party and arises from or relates to Mr. Wolter’s performance of his duties as an employee or officer of NTI.

6. Continued Medical Insurance. As consideration for the promises and covenants of Mr. Wolter set forth in this Agreement, NTI shall provide Mr. Wolter with the following benefit. If Mr. Wolter makes a timely and accurate election and is and remains eligible to continue his current group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), NTI will pay the applicable premiums for Mr. Wolter and his eligible dependents to provide coverage for the six month period following the Termination Date.

7. Consultant Services. As consideration for the promises and covenants set forth in this Agreement, Mr. Wolter agrees to assist NTI as a consultant providing consulting services relating to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other financial reporting matters for the twelve month period following the Termination Date (the “Consulting Period”). During the Consulting Period, Mr. Wolter agrees to provide assistance to NTI for up to 5 days per month, at mutually convenient times, as an independent contractor and not as an agent or an employee of NTI. As consideration for Mr. Wolter’s consultant services, NTI shall pay Mr. Wolter the sum of $10,416.67 per month. Mr. Wolter’s unvested stock options will continue to vest during the Consulting Period in accordance with the terms of the Company’s 2003 Equity Incentive Plan (the “Plan”) and his stock option agreement, and those stock options vested as of the end of the Consulting Period shall be exercisable until 90 days thereafter in accordance with the Plan.

8. Release of Claims by Mr. Wolter. In exchange for the promises contained in this Agreement, Mr. Wolter hereby waives, releases and forever discharges, and agrees that he will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which he asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code §12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employment Retirement Income Security Act of 1974, against NTI and any of its or their current or former, owners, shareholders, agents, employee benefit plans, representatives, servants, employees, attorneys, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Mr. Wolter’s employment relationship with NTI, and the termination of such employment relationship, under or relating to any other agreement, express or implied, and with respect to any other claim, matter, or event arising prior to execution of this Agreement by Mr. Wolter.

9. Release of Claims by NTI. In exchange for the promises contained in this Agreement, NTI hereby waives, releases and forever discharges, and agrees that it will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which it asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, against Mr. Wolter with respect to any event, matter, claim, damage or injury arising out of Mr. Wolter’s performance of his duties as an employee or officer of NTI, and the termination of such employment relationship, under or relating to any other agreement, express or implied, and with respect to any other claim, matter, or event arising prior to execution of this Agreement by NTI.

10. Civil Code § 1542 Waiver. As a further consideration and inducement for this Agreement, each party hereby waives any and all of its respective rights under Section 1542 of the California Civil Code or any similar state, local, or federal law, statute, rule, order or regulation it may have with respect to the other party, and, in the case of Mr. Wolter, with respect to any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each party expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

11. Outstanding Claims. As further consideration and inducement for this Agreement, each party represents to the other that it has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the other party or, in the case of Mr. Wolter, any of the Released Parties, with any local, state or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, neither party will do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement on behalf of one party against the other party or, in the case of Mr. Wolter, against any of the Released Parties, the party on whose behalf the matter was assumed will withdraw from and/or dismiss the matter with prejudice, as to any claims that party might have. Each party agrees that it will not participate or cooperate in such matter(s) except as required by law.

12. Confidentiality Obligations.

(a) In the event that this Agreement is not made a matter of public record by NTI, Mr. Wolter agrees to maintain in confidence the terms of this Agreement and to discuss them only with his attorneys, tax advisors, and family members who have a reasonable need to know of such terms.

(b) Mr. Wolter acknowledges and agrees that his obligations arising under any and all confidentiality agreements between NTI and Mr. Wolter (the “Confidentiality Agreements”) shall remain in effect following his termination of employment, notwithstanding anything herein to the contrary.

13. Non-Disparagement. Mr. Wolter agrees to refrain from making any disparaging comments about NTI or any of the Released Parties. NTI agrees to refrain, and agrees to cause its directors and officers to refrain, from making any disparaging comments about Mr. Wolter. For purposes of this Agreement, a disparaging comment is one that would likely cause material damage or harm to the interests or reputation of NTI, Mr. Wolter or any of the Released Parties.

14. No Admission of Liability. By entering into this Agreement, NTI and all Released Parties do not admit any liability whatsoever to Mr. Wolter or to any other person arising out of any claims heretofore or hereafter asserted by Mr. Wolter, and NTI, for itself and all Released Parties, expressly denies any and all such liability. By entering into this Agreement, Mr. Wolter does not admit any liability whatsoever to NTI or to any other person arising out of any claims heretofore or hereafter asserted by NTI, and Mr. Wolter expressly denies any and all such liability.

15. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

16. Attorneys’ Fees and Costs. As further mutual consideration of the promises set forth herein, NTI and Mr. Wolter agree that they each are responsible for their own attorneys’ fees and costs. The parties agree that they will not seek from the other reimbursement for attorneys’ fees and/or costs relating to the negotiation of this Agreement or Mr. Wolter’s termination of employment at NTI.

17. Governing Law. This Agreement is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

18. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

19. Scope of Agreement. Mr. Wolter hereby affirms and acknowledges that he has read the foregoing Agreement, that he has had sufficient time and opportunity to review or discuss it with the counsel of his choice, and that he fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this Agreement represent that this Agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this Agreement or seeks to enforce its terms, provisions or obligations.

20. Review and Revocation. Mr. Wolter expressly states that he has been given a period of at least 21 days within which to consider this Agreement. Mr. Wolter is advised to consult with an attorney prior to signing this Agreement. This Agreement does not become effective until 7 days have passed after its execution by Mr. Wolter.

Mr. Wolter understands that he may revoke this Agreement at any time during the 7 days following its execution by him. It is agreed that any such revocation must be in writing and received by NTI within said 7 day period in order to be effective.

21. Entire Agreement. This Agreement constitutes the complete understanding between Mr. Wolter and NTI and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of any confidentiality, proprietary information or trade secret agreement signed by Mr. Wolter (including the Confidentiality Agreements), which remains in full force and effect to the extent not inconsistent with this Agreement. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

Dated: June 15, 2006	/s/ Jonathan R. Wolter
Jonathan R. Wolter

Dated: June 15, 2006	NEUROBIOLOGICAL TECHNOLOGIES, INC.

	By:	/s/ Paul E. Freiman
Paul E. Freiman President & Chief Executive Officer